EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE FIRST QUARTER ENDED APRIL 1, 2006

LOS ANGELES, California (May 4, 2006) – Ducommun Incorporated (NYSE: DCO) today reported results for its first quarter ended April 1, 2006.

Sales for the first quarter of 2006 were $72.2 million, compared to $63.8 million for the first quarter of 2005. Net income for the first quarter of 2006 was $2.8 million, or $0.27 per diluted share, compared to net income of $4.1 million, or $0.40 per diluted share, for the comparable period last year.

Sales for the first quarter of 2005 increased 13% from the same period last year primarily due to the acquisition of Miltec Corporation (Miltec) on January 6, 2006. The Company’s mix of business in the first quarter of 2006 was approximately 67% military, 32% commercial and 1% space, compared to 61% military, 36% commercial and 3% space in the first quarter of 2005.

Gross profit, as a percentage of sales, increased to 20.1% in the first quarter of 2006 from 18.2% in the first quarter of 2005. The increase in gross profit margin was primarily attributable to improvements in operating performance at Ducommun AeroStructures.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, increased to 12.8% in the first quarter of 2006 from 10.8% in the first quarter of 2005. The increase in SG&A expenses, as a percent of sales, was primarily due to:

•	The acquisition of Miltec, which has higher SG&A expenses as a percent of sales than Ducommun had prior to the acquisition, and

•	Non-cash amortization of intangibles of $316,000 in 2006 related to the Miltec acquisition.

The first quarter of 2006 also included non-cash stock option expense of $370,000 related to the adoption of SFAS123(R) “Share Based Payment” on January 1, 2006.

Net income for the first quarter of 2006 decreased 32% from the first quarter of 2005 primarily due to an increase in the Company’s effective tax rate. The Company’s effective tax rate in the first quarter of 2006 was 36.7%, compared to 12.2% in the first quarter of 2005. The effective tax rate in the first quarter of 2005 benefited from reductions in income tax reserves established in prior periods and research and development tax credits.

Joseph C. Berenato, chairman, president and chief executive officer, stated, “Excluding the stock option expense, our pre-tax income was higher in this year’s first quarter than in last year’s first quarter. As we continue to drive Lean and Six Sigma training across our existing businesses, we are beginning to see financial improvement at some of our operations. In addition we anticipate that Miltec will open broad, engineering-oriented opportunities to us. As we begin the process of integrating Miltec, we are continuing to seek complementary acquisitions. As stated in our Annual Report, we expect 2006 to be a year of investment in new programs, in integration and consolidation of facilities, and in developing broader capabilities to take advantage of the opportunities available to us over the next 4-5 years.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with the Company’s Chairman, President and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-638-4817 (international 617-614-3943) approximately ten minutes prior to the conference time stated above. The participant passcode is 10309968. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

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The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-Q for the quarter ended April 1, 2006 and Form 10-K for the year ended December 31, 2005 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended
	Apr.1, 2006	Apr. 2, 2005
Net Sales	$72,158,000	$63,812,000

Operating Costs and Expenses:
Cost of Goods Sold	57,641,000	52,217,000
Selling, General & Administrative Expenses	9,266,000	6,867,000
Stock-Based Compensation Expense	370,000	—

Total	67,277,000	59,084,000

Operating Income	4,881,000	4,728,000
Interest Expense	(515,000)	(78,000)
Income Tax Expense	(1,604,000)	(567,000)

Net Income	$2,762,000	$4,083,000

Earnings Per Share:
Basic Earnings Per Share	$0.27	$0.41
Diluted Earnings Per Share	0.27	0.40
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,133,000	10,045,000
Diluted	10,213,000	10,198,000

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